Exhibit (d)(2)

NON-QUALIFIED STOCK OPTION NOTICE

VeriFone Holdings, Inc.

OPTION_DATE-

FIRST_NAME- LAST_NAME-
ADDRESS_LINE1-
ADDRESS_LINE2-
CITY-, STATE- ZIP-
COUNTRY-

Re: VeriFone Holdings, Inc. Grant of Non-Qualified Stock Option

Dear FIRST_NAME-:

VeriFone Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has granted to you an option (the “Option”) to acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the “Option Shares”), subject to the terms and conditions set forth herein and in the Plan:

Number of Option Shares	TOTAL_SHARES_GRANTED-
Date of Grant	OPTION_DATE-
Exercise Price per Option Share	OPTION_PRICE-
Initial Vesting Date of Option Shares	VEST_DATE_PERIOD1-
Expiration Date of All Option Shares	EXPIRATION_DATE_PERIOD1-

The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986.

The Option is intended to conform in all respects with and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.

1. Option.

(a) Term. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to you (subject to transfer to other persons as permitted by paragraph 5 below) an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this letter (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below. The Option shall expire at 5:00 P.M., PDT, on the date set forth above in the introductory paragraph of this letter (the “Expiration Date”), which is the seventh (7th) anniversary of the date of grant set forth above in the introductory paragraph of this letter (the “Grant Date”), subject to earlier expiration as provided in paragraph 2(c) below should you cease to be an employee, officer or director of the Company or a Subsidiary. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided in paragraph 6 below.

(b) Payment of Option Price. Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be made by one or more of the following means:

(i) in cash (including check, bank draft, money order or wire transfer of immediately available funds);

(ii) if approved by the Committee in connection with a Change in Control, by delivery of a demand promissory note made by the participant in favor of the Company,

(iii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the Option Price;

(iv) by simultaneous sale through a broker reasonably acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board; or

(v) by any combination of the foregoing.

2. Exercisability/Vesting and Expiration.

(a) Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. Twenty-five percent (25) of the Option shall vest on the Initial Vesting Date as set forth in the introductory paragraph of this letter, and thereafter six and 1/4 percent (6.25) of the Option shall vest on the last day of each three-month period following the Initial Vesting Date, in each case, however, subject to the provisions of paragraph 2(c) below.

(b) Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(c) Effect on Vesting and Expiration of Employment Termination. Notwithstanding paragraphs 2(a) and (b) above, the following special vesting and expiration rules shall apply if your employment or service with the Company terminates prior to the Option becoming fully vested and/or prior to the Expiration Date:

(i) Death or Disability. If you die or become subject to a Disability while an employee, officer of, or otherwise performing services for, the Company or a Subsidiary, then (A) all of your Option that was vested and exercisable on the date of your death or Disability shall remain exercisable for, and shall otherwise terminate at the end of, a period of 365 days from the date of such death or Disability, but in no event after the Expiration Date; provided that in the case of a Disability, you do not engage in Competition during such 365-day period unless you have received written consent to do so from the Board or the Committee, and (B) all of your Option that was not vested and exercisable on the date of your death or Disability shall be forfeited immediately.

(ii) Retirement. If you cease to be an employee, officer of, or to perform other services for, the Company or a Subsidiary upon the occurrence of your Retirement, then (A) all of your Option that was vested and exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 180 days after the date of Retirement, but in no event after the Expiration Date; provided that you do not engage in Competition during such 180-day period unless you have received written consent to do so from the Board or the Committee, and (B) all of your Option that was not vested and exercisable on the date of Retirement shall be forfeited immediately.

(iii) Discharge for Cause. If you cease to be an officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, all of your Option shall expire and be forfeited immediately upon such cessation, whether or not then vested and exercisable.

(iv) Change in Control. In the event of a Change in Control, the Committee may cancel and terminate all or any portion of your Option not exercised in connection therewith.

(v) Other Termination. Unless otherwise determined by the Committee, if you cease to be an officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of your Option that was vested and exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the Expiration Date; provided that you do not engage in Competition during such 90-day period unless you have received written consent to do so from the Board or the Committee, and (B) all of your Option that was not vested and exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

3. Procedure for Exercise.

(a) You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time permitted under the Plan and the Company’s policies and from time to time prior to the Expiration Date, by initiating the exercise through E*Trade Financial Corporate Services, Inc. or as may be approved by the Chief Financial Officer of the Company, together with payment of the Option Price in accordance with the provisions of paragraph 1(b) above. The Option may not be exercised for a fraction of an Option Share.

(b) If the shares of Common Stock issued upon the exercise of the Option are covered by an effective registration statement under the Securities Act of 1933, as amended, the Option may be exercised by a broker-dealer acting on your behalf if (i) the broker-dealer has received from you or the Company a fully- and duly-endorsed agreement evidencing the Option, (ii) you have delivered signed instructions to the broker-dealer and the Company directing the Company to deliver the shares of Common Stock to be issued upon exercise of the Option to the broker-dealer on your behalf and specifying the account into which such shares should be deposited, (iii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, (iv) the broker-dealer delivers to the Company the aggregate payment of the Option Price in accordance with the provisions of paragraph 1(b) above, and (v) you and the broker-dealer have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

4. Withholding of Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this Agreement.

5. Transferability of Option. Unless the Committee determines otherwise, you may transfer the Option granted hereunder only by will or the laws of descent and distribution or to any of your immediate family members or to trusts established in whole or in part for the benefit of you and/or one or more of such immediate family members. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 5. Unless the Committee determines otherwise, the Option may be exercised only by you; by your immediate family members; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or representative of any of the foregoing.

6. Adjustments. In the event of a reorganization, recapitalization, stock dividend (other than regular cash dividends paid pursuant to an announced dividend policy), or stock split, combination or other reclassification affecting the the Company’s Common Stock, the Board or the Committee shall make such adjustment as it deems appropriate in the number and kind of Options available for granting under the Plan, the number and kind of shares covered by the Option and in the Exercise Price. Any such adjustment shall be final, conclusive and binding for all purposes.

7. Amendment or Substitution of Option. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including but not limited to, acceleration of the date of exercise of the Option and/or payments thereunder (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided in paragraph 6 above, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent.

8. Governing Law. This Notice shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to that body of law pertaining to choice of law or conflict of law.

Please confirm your agreement with the foregoing by signing and returning a copy of this Notice to your designated HR partner.

Very truly yours,
VERIFONE HOLDINGS, INC.

By:

Name: Douglas G. Bergeron
Title: Chairman & CEO

Accepted and Agreed as of

the date first above written:

FIRST_NAME- LAST_NAME-

By:

Name: FIRST_NAME- LAST_NAME-

Address:

ADDRESS_LINE1-

ADDRESS_LINE2-

CITY-, STATE- ZIP-

COUNTRY-